EXHIBIT 10.22
MASTER AGREEMENT FOR PHARMACEUTICAL DEVELOPMENT SERVICES

1.	Parties:	Patheon Pharmaceuticals Inc. (“Patheon”)	Orexigen Therapeutics Inc. (“Client”)
		2110 East Galbraith Road	28202 Cabot Road, Suite 200
		Cincinnati, Ohio 45237	Laguna Neguel, CA 92677

2.	Projects:	Patheon may agree from time to time to perform the pharmaceutical development services for the Client described in a Project Proposal duly completed and executed by Patheon and the Client in the form attached hereto as Schedule B.

3.	Contract:	Upon execution of a Project Proposal by Patheon and the Client, this agreement together with the Project Proposal (including the Project Scope and Budget Summary) shall be a contract binding on the parties (“Contract”).

4.	Legal Terms:	The Terms and Conditions attached hereto as Schedule A shall apply to each Project.

5.	Date of Confidentiality Agreement:	August 24, 2005

6.	Date of Patheon PartnerTM External User Account/Account Form	•, 200• [If applicable]

7.	Date	February 16, 2007

Patheon Pharmaceuticals Inc.		Orexigen Therapeutics Inc.

By:	/s/ Edward W. Huber	By:	/s/ Anthony McKinney

Name:	Edward W. Huber	Name:	Anthony McKinney
Title:	Acting Group Director, PDS	Title:	Chief Operating Officer
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Schedule A:
STANDARD TERMS AND CONDITIONS
FOR
PHARMACEUTICAL DEVELOPMENT SERVICES
(Certain capitalized terms used herein but not defined are defined in the Project Proposal)
1.	Services:
(a)	Patheon agrees to perform the pharmaceutical development services described in the Project Scope (“Services”).

(b)	Parties must agree on changes, deletions or additions to the Services (“Changes”).

(c)	Minor Changes shall be confirmed by electronic mail, facsimile or other written document. Significant Changes (such as a request by the Client to change the Project Scope) shall be confirmed by a Change of Scope Agreement.
2.	Payment and Deposit:
A.	Payment
(a)	Client shall pay Patheon for the Services as outlined in this Contract and for any Changes which shall be invoiced separately at Patheon’s then prevailing hourly rates.

(b)	If Client causes any delay to Patheon’s provision of Services for reason within its control (such as a delay in responding to a Patheon inquiry or a delay in the delivery of the active pharmaceutical ingredient (“API”)), then Patheon shall be entitled to charge the Client for any additional reasonable costs incurred in the provision of the Services as a result of the delay.

(c)	Patheon invoices may be issued upon completion of each milestone set out in the Budget Summary and shall be due and payable within 30 days of the date of such invoice. If Client anticipates not being able to meet the net 30 day terms, then Client may request that Patheon forward each invoice to the facsimile number and/or email address stipulated by the Client from time to time to ensure that it has the full 30 days to process payment.
B.	Deposit (if Applicable as per the Budget Summary)
(a)	Prior to the commencement of the Services, Client shall deliver to Patheon the deposit (“Deposit”) set out in the Budget Summary.

(b)	Deposit shall be held by Patheon until the Services are fully completed or until this Contract expires or is terminated in accordance with Section 4.

(c)	Deposit shall be credited towards the final invoice for the Services and any remaining balance shall be returned to the Client.

(d)	Patheon may apply all or a portion of the Deposit against any accounts overdue in excess of 60 days from the date of the invoice.

(e)	Patheon may, at its option, suspend all Services until such time as any outstanding invoices have been paid in full and the original amount of the Deposit has been replenished.
3.	Supply of API and Materials:
(a)	Client shall, at its expense, supply Patheon with sufficient quantities of the API for Patheon’s use in performing the Services.

(b)	The costs of all third party suppliers’ fees and the purchase of project specific items (such as raw materials, excipients, packaging, special equipment, tooling, change parts, laboratory columns and reagents, reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia) necessary for Patheon to perform the Services shall be purchased by Patheon and charged to Client at Patheon’s cost plus an additional 15% as a handling charge. Patheon shall obtain Client’s prior written approval for all such expenses in excess of $10,000.

(c)	If applicable, Patheon and the Client will cooperate and provide such assistance to each other as may be reasonably necessary to permit the import of the API and other materials into the country where the Services will be performed.
4.	Termination:
(a)	Either party may terminate this Contract if the other party is in material breach of any provisions of this Contract and the other party fails to remedy such breach within 30 days of the date of notice of such breach by the non-breaching party.

(b)	Client may terminate this Contract immediately for any business reason.

(c)	Any re-scheduling of any part of the Services beyond 120 days requested by Client shall, at Patheon’s option, be deemed to be a termination of the Contract.

(d)	Upon completion or expiry of the Contract or if the Client terminates the Contract for any business reason or if Patheon terminates the Contract because of: (i) Client’s failure to cure any default within the 30 day notice period; or (ii) Client rescheduling any part of the Services beyond the 120 days, then Client shall pay to Patheon:
•	any fees and expenses due to Patheon for the Services rendered up to the date of completion, expiry or termination;

•	all actual costs incurred by Patheon to complete activities associated with the completion, expiry or termination and close of the Services rendered up to the date of completion, expiry or termination including, without limitation disposal fees that may be payable in respect of any materials and supplies owned by the Client to be disposed of by Patheon; and

•	any additional costs incurred by Patheon in connection with the Services that are required to fulfill applicable regulatory and contractual requirements.
(e)	Client shall arrange for the pickup from the Patheon site of all materials and supplies owned by Client within 5 days after the earlier of the completion, termination or expiration of this Contract. Patheon shall charge a $30.00 per square foot per month storage fee for all materials and supplies stored at the Patheon site after the fifth day following the completion, termination or expiration of the Contract.
5.	Intellectual Property:
(a)	The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs and know-how.

(b)	For the term of this Contract, Client hereby grants to Patheon, a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Services.

(c)	All Intellectual Property generated or derived by Patheon in the course of performing the Services, to the extent it is specific to the development, manufacture, use and sale of the Client’s Product that is the subject of the Services, shall be the exclusive property of Client.

(d)	All Intellectual Property generated or derived by Patheon in the course of performing the Services which are not specific
CONFIDENTIAL

to, or dependent upon, Client’s Product and which have application to manufacturing processes or formulation development of drug products or drug delivery systems shall be the exclusive property of Patheon. Patheon hereby grants to Client, a non-exclusive, paid-up, royalty-free, transferable license of such Intellectual Property which Client may use for the manufacture of Client’s Product.
6.	Indemnity:
A.	Indemnification by Client
Subject to Sections 6B and 6C(c), Client shall defend, indemnify and hold Patheon, its affiliates and their respective directors, officers, employees and agents (collectively, “Patheon Indemnitees”) harmless from and against any and all third-party actions, causes of action, costs (including reasonable legal fees), claims, damages, liabilities and expenses (collectively, “Losses”) relating to or arising from:
•	the manufacture (except as may be contemplated by the Services) or distribution of the Client’s Product or the use of the Client’s Product by patients either as part of or outside of the scope of any clinical trials;

•	the performance of the Services in accordance with the terms of this Contract;

•	any misrepresentation, negligence or willful misconduct by Client or any of its affiliates and their respective directors, officers, employees and agents (collectively, “Client Indemnitees”);

•	any breach by the Client of the Client’s obligations or warranties under this Contract; or

•	any claim of infringement or alleged infringement of any third party’s intellectual property rights in respect of the Client’s Product.
This indemnity shall not apply to the extent that such Losses are:
•	determined to have resulted from the negligence or willful misconduct of Patheon; or

•	for which Patheon is obligated to indemnify the Client Indemnitees pursuant to Section 6B.
B.	Indemnification by Patheon
Subject to Sections 6A and 6C(c), Patheon shall defend, indemnify and hold the Client Indemnitees harmless from and against any and all Losses resulting from, relating to or arising from the breach by Patheon of any of its obligations or warranties under this Contract except to the extent that such Losses are:
•	determined to have resulted from the negligence or willful misconduct of Client; or

•	for which Client is obligated to indemnify the Patheon Indemnitees pursuant to Section 6A.
C.	Limitation of Liability

(a)	If Patheon fails to materially perform any part of the Services in accordance with the terms of this Contract, then Client’s sole remedy, subject to subparagraph (b), shall be to request Patheon to:
•	repeat that part of the Service at Patheon’s costs provided that Client provides the API; or

•	reimburse Client for the price for that part of the Service, excluding the cost of the API.
(b)	Under no circumstances whatsoever shall Patheon reimburse Client for the cost of the API except as may otherwise be agreed in the event of Patheon’s gross negligence or willful misconduct in respect of the API. Client acknowledges that the Services involve scientific experiments that require the use of judgment and any loss of API in exercising such judgment shall not be regarded as loss due to Patheon’s negligence or willful misconduct.

(c)	Under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of such damages.
D.	No Warranty
PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS CONTRACT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY IN RESPECT OF THE CLIENT’S PRODUCT.
7.	Regulatory Filings:
(a)	Client shall have the sole responsibility for filing of all documents with the applicable regulatory authority (such as the United States Food and Drug Administration (“FDA”), the Health Products and Food Branch of Health Canada or the European Medicine Evaluation Agency) (the “Regulatory Authority”) and to take any other actions that may be required for the receipt of approval from the Regulatory Authority for the commercial manufacture of the Client’s Product.

(b)	At least 21 days prior to filing any documents with the Regulatory Authority that incorporate data generated by Patheon, Client shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to verify the accuracy and regulatory validity of such documents as it relates to the Patheon-generated data.

(c)	If Patheon is selected as the commercial site of manufacture of the Product which is the subject of the Services under this Contract, then at least 21 days prior to filing with the Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) portion of the New Drug Application or of the Abbreviated New Drug Application, as the case may be, Client shall provide Patheon with a copy of the CMC portion as well as all supporting documents which have been relied upon to prepare the CMC portion, Such disclosure shall permit Patheon to verify that the CMC portion accurately describes the Services that Patheon has performed and the manufacturing processes that Patheon will perform pursuant to this Contract.
8.	Shipping (if applicable):
Shipments (if applicable) of Client’s Product shall be made EXW (as defined in INCOTERMS 2000) Patheon’s shipping point unless otherwise mutually agreed. Risk of loss or of damage to such Product shall transfer to the Client when the Product is loaded onto the carrier’s vehicle by Patheon for shipment at the EXW point. The Product shall be transported in accordance with the Client’s instructions.
9.	Miscellaneous:
A.	Assignment

Neither this Contract, nor any of either party’s rights hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

B.	Force Majeure

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of such party, including, but not limited to, strikes or other labor disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

C.	Survival

Any termination or expiration of this Contract shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Contract. The Confidentiality Agreement and sections 4, 5, 6 and 7 of
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the Contract shall survive the expiration or termination of this Contract.

D.	Independent Contractors

The parties are independent contractors and this Contract shall not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

E.	Confidentiality

The Confidentiality Agreement entered into between the parties shall apply to all confidential information about the parties and the Services to be conducted under this Contract and such Confidentiality Agreement is deemed to be incorporated herein by reference. If the Confidentiality Agreement expires or terminates prior to the expiration or termination of this Contract, then the terms of the Confidentiality Agreement shall nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Contract and for 5 years thereafter.

F.	Patheon Partner™

In order to participate in the PatheonPartner™ program, Client must submit a completed PatheonPartner™ External User Account/Access Form to its Patheon project manager. If applicable, the PatheonPartner™ External User Account/Access Form signed by the Client shall apply to the Client’s use of the PatheonPartner™ website in respect of the Services.

G.	Other Terms

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Contract, regardless of any failure of Client or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Contract and is signed by both parties.

H.	Insurance

Each party shall maintain during the term of this Contract general liability and product liability insurance. Either party may request evidence of such insurance.

I.	Entire Agreement

This Contract constitutes the complete agreement between the parties with respect to this subject matter and supersedes all other prior agreements and understandings, whether written or oral. Any modifications, amendment or supplement to this Contract must be in writing and signed by authorized representatives of both parties.

J.	Facsimile

This Contract may be signed in counterparts and by facsimile.

K.	Choice of Law

This Contract is governed by the laws of the State of Ohio without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.
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Schedule B:
[FORM OF PROJECT PROPOSAL]
PROJECT PROPOSAL
UNDER
MASTER AGREEMENT FOR PHARMACEUTICAL DEVELOPMENT SERVICES
DATED • [insert date of master agreement]
PROPOSAL#•

1.	Product:	• (“Product”)

2.	Indication:	•

3.	Description of Services:	See Project Scope (Part A).

4.	Payment and Currency:	See Budget Summary (Part B).

5.	API Reimbursement	[Not applicable] or [$• per kilogram to a maximum of S.•]
Amount per Clause
6C(b) of Schedule A
to Master Agreement:

6.	Effective Date:	•, 200.

7.	Term:	From the Effective Date until completion by Patheon of the pharmaceutical development services under this Project Proposal.

8.	Date:	•, 200.

Patheon Pharmaceuticals Inc.	Orexigen Therapeutics Inc.

By:	By:

Name:	Name:

Title:	Title:

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Part A: Project Scope
[project scope for Project to be inserted here]
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Part B: Budget Summary
[budget summary for Project to be inserted here]
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